Exhibit 10.3

1015 31st Street, NW  Suite 330

Washington, DC  20007

Tel:   202-295-4201

Confidential Fax:   202-342-8269

July 1, 2004

R.R. Harrison III

2 South Beers Street

Holmdel, New Jersey 07733

Re:       Executive Employment Agreement

Dear Reed:

Cogent Communications is offering you the position of President and Chief Operating Officer. Your monthly starting salary will be $22,916.67, the equivalent of $275,000 if calculated annually. This position is an “exempt” position and will not be eligible for overtime compensation.  Your salary will be paid semi-monthly.

You will serve as President and Chief Operating Officer of the Company, reporting directly to the Chairman and Chief Executive Officer, with duties and authority as are customary for such a role.  These duties include but are not limited to all engineering, operations, customer care, provisioning, real estate, and chief network, technology, and information officer functions appropriate to your executive status.

You will devote substantially your full business time and attention toward the fulfillment and execution of all assigned duties.  You may devote such time and attention as needed to other business activities such as personal investments, independent consulting, board memberships, and advisory roles.  Such other business activities will not unreasonably interfere with your assigned duties.

In addition to the cash compensation you receive, Cogent will issue to you options to purchase 8427 shares of Series H Preferred Stock at a strike price of $230.77 per Series H share (8427 shares of Series H stock will currently convert to 6,482,307 shares of common stock and the equivalent strike price would be $.30.)  These options will vest monthly beginning on your date of employment such that you will be fully vested after four (4) years in 48 equal portions on the first of each month of employment.  If, following a Change of Control (as defined below), you are terminated other than for Cause (as defined below) or you resign for Good Reason (as defined below), you will be fully vested in your options, as more fully described in the accompanying Severance Agreement, incorporated by reference.  Your accompanying Option Agreement, also incorporated by reference, will also provide for accelerated vesting over a period of twelve (12) months immediately following a Change of Control.  In order to receive these options, you must sign Cogent’s accompanying Option Agreement at the time of your employment. Shareholder approval and board approval of the plan under which these options will be issued has not yet been received.  You agree that should the plan not be approved or not become effective for any reason this option grant will be void and that you will not be entitled to any payment or benefit as compensation.  In such event, the parties agree to negotiate commercially reasonable substitute provisions of equal value.  These will be “non-qualified” options for purposes of the Internal Revenue Code.  Consequently you will be treated as receiving compensation income at the time specified by the Internal Revenue Code.  You recognize that Cogent will withhold from your salary any amounts required by law to be withheld as a result of the receipt of such compensation income.  You may elect, by written notice to Cogent, to substitute up to $100,000 per year of Incentive Stock Options, (“ISOs”), whose strike price will be the fair market value on date of issuance, and will be subject to all laws and regulation governing such ISOs.  You may make such election prior to July 6, 2004 and as to each ensuing year, prior to the anniversary thereof.

Cogent will pay to you within 5 business days of the date of your employment $50,000 (reduced by applicable taxes) as a signing bonus to cover your moving expenses.  If you terminate your employment with Cogent without Good Reason or are terminated for Cause prior to the first anniversary of your employment, you will repay to Cogent $37,500; if you terminate your employment with Cogent without Good Reason or are terminated for Cause before the second anniversary of your employment, you will repay to Cogent $25,000; if you, terminate your employment with Cogent without Good Reason or are terminated for Cause before the third anniversary of your employment you will repay to Cogent $12,500.  You agree that Cogent may withhold from your severance, if any, or other payment due you the amount payable hereunder.  If (i) your employment is terminated without Cause, (ii) your employment is terminated due to Death or Disability; (iii) you terminate your employment for Good Reason, or (iv) your employment is severed for any reason after the last-referenced anniversary date, then in each such case, you will be under no obligation to reimburse the Company any portion of the signing bonus.

In the absence of a Change of Control, in the event of termination of your employment by Cogent other than for Cause, you will receive six month’s salary against $275,000 and in addition, you will immediately become vested in the next three months of options, as set forth more fully in the attached Severance Agreement, and Option Agreement.  In addition, you will receive the benefits described in the attached Severance Agreement.  In the event of termination of your employment other than for Cause, or in the event you terminate your employment for Good Reason, in either case in conjunction with or following a Change in Control, you will receive six months salary against $275,000 and immediate vesting of all options, together with those benefits set forth in the accompanying Severance Agreement and Option Agreement.

Cogent will periodically evaluate your performance at minimum intervals of 12 months and commencing January 31, 2005.  these reviews will be utilized to evaluate your compensation package relative to the market for similar level professionals at organizations of comparable stage of development and market opportunity as Cogent.  The findings of these reviews will be submitted to the Company’s compensation committee for final decision and appropriate compensation adjustments.  You will also be eligible to receive one-time bonuses of 3% of base salary, upon 2 consecutive quarters of positive

EBITDA, and of 7% of base salary upon 2 consecutive quarters of positive cash flow, together with any other bonus consideration applicable to the Company’s senior management.  These bonuses will be paid (on a pro rata basis if applicable) in the event of termination of employment by the Company without Cause, or by you for Good Reason.

As a member of Cogent’s team, you will be entitled to health care and dental coverage, which is partially (50%) funded by the company.  The company will also offer a funded life insurance plan.  The company has also implemented a 401(k) retirement plan that is corporately administered, however, it requires individual contributions on a non-matching basis by individual participants.  You will be eligible for 3 weeks paid vacation annually. Additionally, the company has 6 fixed major holidays and 3 discretionary floating holidays to be chosen by you.  These benefits may be modified by Cogent at any time.

Your employment by Cogent and the benefits, including the options, described herein is subject to approval by Cogent’s board of directors.  We will notify you when the board has approved your employment and the terms of your employment.  Until such approval is received this letter will not constitute an offer or agreement.

Your employment will commence on July 1, 2004 or at a mutually agreed-upon to date between yourself and the company.  Also, as a condition of employment, you will be required to sign Cogent’s accompanying standard agreement (incorporated herein by reference) providing for invention disclosure and assignment, limitation of your right to compete with Cogent if you leave, and non-disclosure of confidential information.  Your employment is also contingent upon completing the Form I-9 (Employment Eligibility Verification) and providing the required documentation establishing your legal right to work in the U. S. on your first day of employment. Please note that by law, the I-9 requirement must be met before you can begin work.

You will be an employee at will and may be discharged at any time without cause.

Any disputes between the parties concerning the interpretation and application of this Employment Agreement and attachments, shall be resolved exclusively by arbitration under the then-applicable procedures of the American Arbitration Association, (Labor Section, Washington, D.C.).  The arbitrator’s fees and costs of such proceeding shall be shared equally.

We look forward to having you join our team and build the most advanced next generation network for high-speed Internet services.  If you have any further questions, please give me a call at 202-295-4201.

Sincerely,

/s/David Schaeffer

Dave Schaeffer
CEO

Accepted

/s/R. Reed Harrison III	7/1/2004
R. R. Harrison III	Date

Notice of Grant of Stock Options and Option Agreement	Cogent Communications Group, Inc.

Option holder: R.R. Harrison III	Plan: 2004 Incentive Award Plan

Effective as of the date indicated below (the “Grant Date”) you have been granted a Nonstatutory Option to buy 8427 shares of Series H Participating Convertible Preferred Stock $.001 par value of Cogent Communications Group, Inc. (the Company) at $230.77 per share (“the Option”).  This option will become vested and may be exercise in accordance with the following schedule:

The right to purchase all of the shares subject to the Option will vest in 48 equal monthly portions, commencing on July 1, 2004, and continuing on the first day of each month of the 47 ensuing months, whereupon you will be fully vested.

Notwithstanding the foregoing, this option shall be fully vested and exercisable upon the termination of your employment by reason of death or disability.  Upon a Change of Control vesting shall accelerate such that the Option shall be fully vested within 12 months from the date of the Change of Control.  The acceleration shall be effected by increasing the vesting increment set forth above to the percentage, if larger, resulting from dividing the difference between 100 and the Participant’s current vested percentage by 12.  Upon termination of employment any unvested portion of the Option shall expire; non-ISO vested options may be exercised during a period of ten years from the Grant Date.  In addition, full vesting shall occur in accordance with paragraph 5 of your Severance Agreement, dated July 1, 2004 and such paragraph is hereby incorporated by reference.

The option must be exercised, if at all, to the extent vested prior to the tenth anniversary of the Grant Date, and if not exercised prior thereto shall terminate and no longer be exercisable.  In addition, if the option is an Incentive Stock Option it must be exercised within 90 days of the date you cease to be an employee.  The option will be deemed exercised upon delivery of a properly completed Exercise Notice and payment of the Option exercise price per share and any applicable tax withholding to the Company.  Payment maybe made in cash, by check, or such other method as the Company may permit from time to time as set forth in the Plan.  The Company will cooperate in the cashless exercise of the Options by delivery of shares to a recognized broker of Harrison’s selection, provided, however that the Company shall receive the strike price upon conclusion of the transaction.  The shares that may be acquired upon exercise of the option may be subject to certain rights of first refusal and repurchase rights of the Company, to the extent required under the Exercise Notice and other procedures established by the Committee. The option may not be exercised for a fraction of a share.

If Executive is terminated other than for Cause, or terminates his employment for Good Reason, in either case in conjunction with or following a Change of Control, Executive shall on the date of notification of such termination become fully vested in any restricted stock, options, or other similar incentive plan involving vesting.  In the absence of a Change of Control, if Executive is terminated other than for Cause or terminates his employment for Good Reason, Executive shall, on the date of notification of such termination, become vested in any restricted stock, options, or other similar incentive plan involving vesting, in all such restricted stock or options in which he would have become vested in the month of the effective date of such termination of employment, together with those in which he would have become vested in the three (3) ensuing months.

This option is granted under and governed by the terms and conditions of the Company’s 2004 Incentive Award Plan as may be amended from time to time.  Defined terms used herein shall have the meaning set forth in the 2004 Incentive Award Plan, unless otherwise defined herein.  The Company shall not exercise any discretionary authority under the 2004 Incentive Award Plan to restrict, circumvent or defeat the recipient’s grant, exercise or acceleration of Options hereunder.

/s/David Schaeffer	July 14, 2004
Cogent Communications Group, Inc.	Date

Severance Agreement

1.       This agreement is entered into by Cogent Communications, Inc. (“Cogent”) and the executive employee signing this Agreement, below (“Executive”).

2.       As an inducement for Executive to focus his full efforts on Cogent’s business without undue concern for future employment the Compensation Committee of the Cogent Board of Directors has approved the following minimum severance provisions for Executive.  This severance is not intended to reduce any severance arrangement provided for in Executive’s offer letter or other agreement.  In any case in which such offer letter or other agreement provides a greater severance compensation with respect to cash payment or continuation of benefits Executive shall receive the greater cash payment or benefit.

3.       If Executive is terminated other than for Cause (as defined below) or Executive terminates his employment for Good Reason (as defined below), Executive shall continue to receive his salary (reduced by all mandatory withholdings for taxes or other governmentally required payments such as garnishments) for six (6) months following the date of termination, i.e. Executive shall be paid through the 183rd day following the date of termination.  However, if either such termination follows a Change of Control (as defined below) such payment shall be made as a lump sum within 5 days of termination. Salary means Executive’s salary before voluntary withholdings and reductions (such as those for parking, 401(k) plan, medical, dental, and life insurance) and before mandatory withholdings for taxes and other governmentally required payments such as garnishments.  At the election of Executive, the employee share of the cost of benefits (provided in paragraph 4) may be paid through a salary reduction agreement (in order to make such payments with pre-tax income).  If the amount payable under this paragraph is less than the amount payable under Executive’s offer letter or other agreement no payment shall be made under this paragraph and Executive shall instead receive the payment provided for in the offer letter or other agreement.  In addition to the severance payments provided under this paragraph, Executive shall receive the benefit of certain accelerated vesting of applicable options, as set forth under the applicable provisions of the accompanying Option Agreement.

4.       If Executive is terminated other than for Cause or Executive terminates his employment for Good Reason, Executive shall continue to receive through the last day of the sixth month following the month in which termination occurs all health insurance, dental insurance, life insurance (to the extent paid by the company), and long term disability insurance.  Cogent shall pay the company share of such benefits and Executive shall pay the employee share, e.g. the employee portion of the premium for health and dental insurance.  The employee share and company share shall be the same as currently applicable to the benefits at the time of termination.  If the value of the benefit under this paragraph is less than the benefit under Executive’s offer letter or other agreement no benefit shall be provided under this paragraph and Executive shall instead receive the benefit provided for in the offer letter or other agreement.

5.       If Executive is terminated other than for Cause, or terminates his employment for Good Reason, in either case in conjunction with or following a Change of Control, Executive shall on the date of notification of such termination become fully vested in any restricted stock, options, or other similar incentive plan involving vesting, notwithstanding any provision to the contrary contained in the second sentence of Section 10.2 of the 2004 Incentive Award Plan.

6.       In the event of termination for any reason, Executive shall, in addition to any entitlements set forth above, receive all accrued, unused vacation pay in a lump sum payment at his then-applicable rate of pay, in accordance with applicable Company vacation policies.

7.       Executive shall be under no obligation to seek or obtain subsequent employment or to mitigate his economic damages, in order to receive the severance pay, options, and other benefits provided herein.

8.       For purposes of this agreement, Cogent shall have “Cause” to terminate the Executive’s employment hereunder (i) upon the Executive’s conviction for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, or (ii) upon the Executive’s willful and continued failure to substantially perform his or her duties hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after written notice has been delivered to the Executive by Cogent, which notice specifically identifies the manner in which the Executive has not substantially performed his duties, and the Executive’s failure to substantially perform his duties is not cured within ten (10) business days after notice of such failure has been given to the Executive. No act or failure to act on the Executive’s part shall be deemed “willful” unless done or omitted to be done, by the Executive not in good faith and (i) without reasonable belief that the Executive’s act, or failure to act, was in the best interest of Cogent, or (ii) without the reasonable belief that such act or omission was required by law.

9.       “Good Reason” shall mean the occurrence (without the Executive’s express written consent) of any one of the following:

a.               the assignment to Executive of duties inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities; or

b.              if Executive is an attorney, resignation required by any applicable law, regulation, rule, or code of professional responsibility; or

c.               a reduction in Executive’s salary;

d.              relocation of Executive’s principal place of employment outside of the Washington, DC area; or

e.               A material breach by Cogent of the Employment Agreement, Severance Agreement, or Option Agreement.

10.     “Change of Control” shall mean any of the following: (i) a consolidation, merger or reorganization of Cogent Communications Group, Inc. with or into any other corporation or corporations in which the stockholders of Cogent Communications Group, Inc. immediately before such event shall own fifty percent (50%) or less (calculated on an as converted basis, fully diluted) of the voting securities of the surviving corporation;

(ii) a transaction or series of related transactions, other than an underwritten public offering, in which at least fifty percent (50%) of Cogent Communications Group, Inc.’s voting power is transferred; (iii) the sale, transfer or lease of all or substantially all of the assets of Cogent Communications Group, Inc.; (iv) the acquisition of shares of capital stock of Cogent Communications Group, Inc. (whether through a direct issuance by Cogent Communications Group, Inc., negotiated stock purchase, a tender for such shares, merger, consolidation or otherwise) by any party or group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of Cogent Communications Group, Inc. immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such event; or (v) the consummation by Cogent Communications Group, Inc. of a plan of complete liquidation of Cogent Communications Group, Inc..

11.     Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason.

12.     Executive shall be entitled to the indemnification set forth in the certificate of organization of any entity for which he or she performs services to the maximum extent permitted by law.  Executive shall also be entitled to the protection of any insurance policies Cogent may elect to maintain generally for the benefit of its directors and officers.

13.     Executive agrees that he or she remains an employee at will whose employment may be terminated at any time with or without cause.

14.     Cogent agrees that Executive is giving consideration for this agreement by relying upon its provisions in determining whether or not to seek other employment.

Accepted and agreed to:
	Cogent Communications, Inc.		Executive

By:	/s/David Schaeffer		/s/R. Reed Harrison III
Name:	Dave Schaeffer	Name:	R. Reed Harrison III
Title:	CEO	Date:	7/1/2004
Date:	7/1/04

CONFIDENTIALITY AND NON-COMPETE AGREEMENT

In consideration of my employment with COGENT COMMUNICATIONS, INC., a Delaware corporation (the “Company”), I hereby represent to and agree with the Company as follows:

1.             Company Business.  I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of my employment with the Company, I may be expected to make new contributions to, and create Inventions (as defined below) of value for, the Company.

2.             Disclosure of Inventions.  From and after the date I first became employed with the Company, I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets (collectively, “Inventions”), whether or not patentable, copyrightable or protectible as trade secrets, that are made or conceived or first reduced to practice or created by me, either alone or jointly with others, during the period of my employment.

3.             Work for Hire; Assignment of Inventions.  I acknowledge that copyrightable works prepared by me within the scope of my employment are “works for hire” under the United States Copyright Act and that the Company will be considered the author thereof.  I agree that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company’s business, or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby assigned by me to the Company.

4.             Assignment of Other Rights.  I hereby irrevocably transfer and assign to the Company:  (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (b) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Invention.  I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Invention, even after termination of my work on behalf of the Company.  The term “Moral Rights” shall mean any rights to claim authorship of an Invention to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

5.             Assistance.  I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries.  I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents copyrights, mask work rights, trade secrets and other legal protections.  My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the

Company’s request on such assistance.  I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

6.             Proprietary Information.  I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (“Proprietary Information”).  Such Proprietary Information includes but is not limited to Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information and customer lists.

7.             Non-Competition.

(a)           I agree that, during my employment by the Company and for six (6) months after the effective date of termination of my employment by the Company (the “Non-Compete Period”), I will not:

(i)            Compete (as defined below) with the Company, or any entity which is a subsidiary or affiliate of the Company as of the date of termination;

(ii)           interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company, or any subsidiary or affiliate of the Company, and any customer, supplier or employee of the Company, or any such subsidiary or affiliate;

(iii)          assist a Competitor (as defined below) of the Company by providing consulting or other advisory services to that Competitor; or

(iv)          offer employment to any current employee of the Company or solicit (directly or indirectly, individually or in connection with any new employer or other business partner) any current employee of the Company to accept employment elsewhere.

(b)           The following terms, as used in this Section 7 shall have the meanings set forth below:

(i)            The “Company’s Business” means providing very high band width internet access to business users in the markets served or planned to be served by the Company and any of the other substantial business activities of the Company, as described in the business plan of the Company attached hereto.

(ii)           The term “Competitor” means any firm, corporation or entity substantially engaged in the Company’s Business.

(iii)          The term “Compete” with the Company means to engage in a business venture or share substantial responsibility for the development or operation of a division or group within a larger corporate body, the primary product or service of which competes directly is a direct competitor with the Company’s Business in the Markets served or planned to be served by the Company, as an employee, officer, director, proprietor, partner or stockholder or other security holder (other than ownership of a corporation listed on a national securities exchange or the securities of which are regularly traded in the over-the-counter market, provided that I at no time own in excess of 10% of the outstanding securities of such corporation entitled to vote for the election of directors).

(iv)          The term “affiliate” means any person, firm or corporation, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the Company.

(c)           I further acknowledge that this Section 7 is an independent covenant within this Agreement, and that this covenant shall survive any termination of Agreement and shall be treated as an independent covenant for the purposes of enforcement.  With respect to this covenant, I hereby acknowledge receipt of Ten Dollars ($10.00) and other good and valuable consideration stated herein including the consideration of my continued employment by the Company.

(d)           I shall, during the term of this Agreement and thereafter, notify any prospective employer of the terms and conditions of this Agreement regarding confidentiality, nondisclosure and noncompetition.

(e)           During the Non-Compete Period, I shall not publicly disparage the Company, its Business or its employees.

(f)            I hereby acknowledge that the Company’s Business is unique in character and international in scope.  As such, I agree that the Company’s Business could be located anywhere in the world and that the provisions of this Section 7 are reasonable and necessary for maintenance of the Business.

8.             Confidentiality.  At all times, both during my employment with the Company and after any termination of such employment, I will keep and hold all Proprietary Information in strict confidence and trust, and I will not use or disclose any such Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company.  Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and I will not take with me or otherwise retain any documents or materials or copies thereof containing any Proprietary Information.

9.             No Breach of Prior Agreement.  I represent that my performance of all the terms of this Employee Confidentiality and Invention Assignment Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information or similar agreement with any former employer or other party.  I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to the Company.

10.       Notification.  I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

11.       Name and Likeness Rights, Etc.  I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video and digital or other electronic media), both during and after my employment, for whatever purposes the Company deems reasonably necessary.

12.       Injunctive Relief.  I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

13.       Governing Law.  This Agreement will be governed and interpreted in accordance with the internal laws of the State of Delaware without regard to or application of choice of law rules or principles.

14.       Severability.  In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal to be illegal, invalid or unenforceable, then such provision shall not be voided, but shall be enforced to the maximum extent permissible under applicable law, and the remainder of this Agreement shall remain in full force and effect.

15.       Advisory Boards/Consulting.  Nothing herein shall restrict me from participating on the Advisory Board of Accenture LLP, or from holding similar consulting and advisory positions.

16.       No Duty to Employ: Effective Date.  I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed Employee Confidentiality and Non-Compete Agreement effective as July 1, 2004.

COGENT COMMUNICATIONS, INC.

By:	/s/David Schaeffer
Name:	Dave Schaeffer
Title:	CEO

EMPLOYEE

/s/R. Reed Harrison III 7/1/2004
Name:	R. Reed Harrison III